Exhibit 99.1

Whitehall Jewelers Files for Chapter 11 Reorganization

Chicago—June 23, 2008—Whitehall Jewelers Holdings, Inc. (OTC BB: WHJH), announced today that it and its operating subsidiary Whitehall Jewelers, Inc. have filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The filings were made today in the U.S. Bankruptcy Court for the District of Delaware. Whitehall plans to continue to conduct business as usual while it develops a reorganization plan.

To fund its continuing operations during the reorganization process, the Company has negotiated an $80 million debtor-in-possession (DIP) financing from Bank of America, N.A., Wells Fargo Retail Finance, LLC, and GMAC Commercial Finance, LLC. This DIP credit facility would replace the Company’s previous $125 million revolving credit facility. Subject to court approval, Whitehall will use the DIP credit facility to fund its working capital requirements, including employee wages and benefits, certain supplier payments and other operating expenses during the reorganization process.

About Whitehall Jewelers
Whitehall Jewelers is a national specialty retailer of fine jewelry offering a selection of merchandise in the following categories: diamonds, gold, precious and semi-precious jewelry and watches. As of June 23, 2008, it operated 373 stores in regional and super-regional malls in 39 states.

Cautionary Statement Concerning Forward-Looking Information

This press release contains certain forward-looking statements, including, without limitation, statements concerning expected cost savings, operations, economic performance and financial condition, including, in particular, statements relating to our future capital structure and financial condition. The words “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “believe” and other similar expressions are intended to identify forward-looking statements and information. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by Whitehall’s management that, although believed to be reasonable, is inherently uncertain and subject to a number of risks and uncertainties. The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements: (i) the Company’s substantial indebtedness; (ii) inability to implement the Company’s business strategy and achieve anticipated cost savings in a timely and effective manner; (iii) the value of the Company’s inventory; (iv) availability of additional financing; (v) fluctuations of raw material prices and the Company’s reliance on a limited number suppliers; (vi) adverse economic conditions; and (vii) the amount of capital expenditures required at the Company’s businesses. The foregoing list of important factors is not exclusive. These and other factors are discussed in more detail in the annual report on Form 10-K filed by Whitehall Jewelers Holdings, Inc. on May 16, 2008 under the heading “Item 1A. Risk Factors.” In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this press release may not in fact occur. Whitehall undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise.

Contacts:

Peter Michielutti
Chief Financial Officer
Phone: (312) 782-6800